SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
    Date of Report (Date of earliest event reported): April 18, 1997 (March 5, 1997)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9743


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on March 5, 1997, its Chief Financial Officer, D. Marion Wood resigned; he will remain as a director until his term expires on May 27, 1997. The Company also announced that on March 26, 1997, its board of directors met and adopted several measures. First, it will recommend for shareholder vote and approval an amendment to the articles of incorporation that reinstates the Company's authority to issue preferred stock.

    At the 1996 annual meeting a change was made to the Company's articles of incorporation increasing the number of authorized shares of common stock, but the change did not include an authorization to issue preferred stock. The directors decided to permit the issuance of up to five million shares of preferred stock in order to give the Company flexibility to raise capital for internal use and also to be able to use preferred stock to buy assets, including the future purchase of several restaurants to use as models for prospective franchisees.

    The directors also decided that the Company's annual meeting of shareholders will be May 27, 1997, for all shareholders of record on April 18, 1997. Additionally, the directors elected Ms. Jane Taylor to be Treasurer of the Company. She is and has been an employee of the Company.

    The Company has been in negotiation with a Dallas office of a stock brokerage company to help in the raising of funds for the Company and also to assist it in the purchase of new restaurants. The directors have been reviewing drafts of letters of intent to employ the stock brokerage firm. The directors gave permission to the president to execute an agreement with the brokerage company and to permit the Company to guaranty the brokerage firm against liability for negligence.

    Pursuant to an exchange of modifications and of notes, the Company has agreed to transfer its note from Famous Bars, Grills, and Cafes of America, Inc. ("Famous"), as payment on the Company's debt to Mr. Travis Bryant. Prior to the exchange of the Famous note as payment in full to Mr. Bryant, the Company canceled $118,221 of the Famous note in exchange for the assignment to the Company by Famous of an additional royalty. The additional royalty consists of two percent of the gross sales made by four franchises formerly owned by Famous. The resulting Famous note was for $1,150,845, and it was used to pay $1,150,845 in obligations owed to Mr. Bryant. This exchange was made effective December 29, 1996, and the Company will take a charge of $118,221 against general and administrative expenses for canceling the note. The Company has already received more than $40,000 in additional fees from the franchises sold by Famous.

    The Company also announced that it had granted a six month extension to Jackie's International, Inc.("Jackie's"), and to Jotar, Inc. ("Jotar"), to complete their requirements and stay current in their franchise development agreements with the Company. Both companies were given until July 1, 1997, to complete the required number of franchises built or under construction, and an additional six months was added to each of the development agreements' target completion dates. Jackie's currently has two Hudson's Grill restaurants under contract in Mississippi, and Jotar, Inc., has one under contract in California. Additionally, the Company has a number of prospective franchisees with whom it is in various stages of negotiation.

    Furthermore, on March 21, 1997, the Company signed a letter of intent with Alternate Technologies, Inc.("ATI"), a company affiliated with Mr. Travis Bryant, to enter into a franchise development agreement for the State of Texas. Mr. Bryant is the originator of the Hudson's Grill concept. The territory will be exclusive but will not include certain areas in the El Paso, Dallas/Fort Worth, and Austin regions. Under the agreement, ATI plans to build twenty restaurants in its territory in the next ten years, with the first one scheduled to be operating by April 1, 1999. ATI and the Company also agreed to grant ATI the right to be an Area Representative, giving ATI the right to offer franchises on behalf of the Company in its Texas territory.

    On April 14, 1997, Mark Myers, of Jackson, Michigan, signed a franchise agreement with the Company on behalf of Hudson's Grill of Jackson, Inc., a Michigan corporation. Mr. Jackson is a principal of the new franchisee and will be building a Hudson's Grill to be opened sometime in the Fall 1997 in Jackson, Michigan. The new location will be near the Jackson Regional Airport. Mr. Myers is a local businessman in Jackson and a former Little Caesars franchisee. This is Company's first franchise in Michigan, and it will be the first unit based on the Company's new free standing building design.

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    Item 7.  Exhibits.

         1. Press Release dated April 18, 1997, regarding the actions of the board of directors, the payment of the Bryant note, and the six month extension granted to Jackie's and to Jotar.

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    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: April 18, 1997

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\970401.O01

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